Exhibit 10.1

(1)         EXPRO OVERSEAS INC.

(2)         ALISTAIR GEORGE SINCLAIR GEDDES

SERVICE AGREEMENT

CONTENTS

Clause	Page

1.	DEFINITIONS	1

2.	APPOINTMENT, NOTICE AND PLACE OF WORK	4

3.	DUTIES	5

4.	REMUNERATION	8

5.	EXPENSES	8

6.	AIR TRAVEL	8

7.	PENSION ALLOWANCE	9

8.	MEDICAL AND LIFE INSURANCE	9

9.	SICKNESS	9

10.	HOLIDAYS	9

11.	CONFIDENTIALITY	10

12.	INVENTIONS AND COPYRIGHT	11

13.	TERMINATION	13

14.	RESTRICTIONS	14

15.	PRIOR AGREEMENTS	15

16.	DISCIPLINARY AND GRIEVANCE PROCEDURE	15

17.	GENERAL	15

THIS AGREEMENT is made 24 March 2023

BETWEEN:-

(1)	EXPRO OVERSEAS INC (DUBAI BRANCH) whose registered office is at Plaza Bancomer Building, 50th St, 16th Floor, PO Box 6307, Panama 5, Republic of Panama ("Company"); and

(2)	Alistair George Sinclair Geddes of Toftwood, 137 North Deeside Road, Aberdeen AB13 0JS ("Executive").

NOW IT IS HEREBY AGREED as follows:

1.	DEFINITIONS

1.1	In this Agreement the following words and expressions shall unless the context otherwise requires have the following meanings:

"Act"	Employment Rights Act 1996 as amended;

"Board"	the board of directors of Expro Group Holdings NV for the time being and from time to time or a duly constituted committee thereof,

"Commencement Date"	31 March 2023 [subject to obtaining visa/work permit];

"Confidential Information"	the information and trade secrets referred to in Clause 11.1;

"Director"	any director of the Company or any company in the Group with whom the Executive has dealt personally in the six months preceding the Termination Date;

"directly or indirectly"

whether as principal or agent; whether alone, jointly, in partnership with another or for or on behalf of another; whether as a shareholder (other than a minority shareholder beneficially entitled to not more than 3% of the issued share capital of another company), director, agent, principal, partner, consultant, employee or otherwise; or by virtue of providing direct or indirect financial assistance;

"Group"

any person which is from time to time a subsidiary, subsidiary undertaking, or holding company of the Company or of such subsidiary, subsidiary undertaking, or holding company as the case may be from time to time, and each a “Group Company”;

"holding company", "subsidiary", "subsidiary undertaking"

the same meanings given in s.1159 and s.1161 Companies Act 2006, save that: (a) a company shall be treated, for the purposes only of the membership requirement contained in s.1159(1)(b) and (c), as a member of another company even if its shares in that other company are registered in the name of (i) another person (or that person’s nominee), whether by way of security or in connection with the taking of security, or (ii) its nominee; and (b) in the case of a limited liability partnership which is a subsidiary of a company or another limited liability partnership, s.1159 Companies Act 2006 shall apply as if: (i) references in s.1159(1)(a) and (c) to voting rights are to the members’ rights to vote on all or substantially all matters which are decided by a vote of the members of the limited liability partnership; and (ii) the reference in s.1159(1)(b) to the right to appoint or remove a majority of its board of directors is to the right to appoint or remove members holding a majority of the voting rights;

"Pension Scheme"	the Expro North Sea Limited Retirement and Death Benefits Plan (a money purchase scheme), or such other pension arrangement as the Company may provide or agree to contribute to;

"Relevant Company"

any company in relation to which the Executive shall either as part of his duties under his employment or by virtue of any directorship held from time to time by him pursuant to such employment render any services or perform any function in the twelve months prior to the Termination Date and which for the time being or from time to time is a member of the Group;

"Restricted Person"	any person, firm or company whom the Executive knows or ought reasonably to know:

●

was at the Termination Date or at any time during the period of 12 months prior to such date a customer in respect of products or services of a Relevant Company and with whom the Executive has had contact during such period; or

●	was a potential customer of a Relevant Company with whom the Executive has had contact during such period, in respect of Restricted Products and/or Restricted Services by virtue of negotiations which were either in progress at the Termination Date or would have been but for the direct or indirect act or omission of the Executive;

"Restricted Products"

all and any products the same as or similar to those with which the Executive was concerned in the ordinary course of his duties under his employment or by virtue of his holding of any directorship in any Relevant Company or in relation to which he possessed any Confidential Information and which have been produced marketed sold or otherwise dealt in by the Company and/or any Relevant Company in the ordinary course of its or their respective business and in respect of which the Company and/or any Relevant Company has not discontinued such production marketing sale or dealings;

"Restricted Services"

all and any services the same as or similar to those with which the Executive was concerned in the ordinary course of his duties under his employment or by virtue of his holding of any directorship in any Relevant Company or in relation to which he possessed any Confidential Information and which have been provided by the Company and/or any Relevant Company in the ordinary course of its or their respective business and in respect of which the Company and/or any Relevant Company has not discontinued such provision;

"Recognised Investment Exchange"	a recognised investment exchange or an overseas investment exchange, each as defined by section 285 Financial Services and Markets Act 2000;

"Review Date"	as determined by the compensation committee of the Company’s ultimate holding company from time to time;

"Salary"	the payment set out in Clause 4.1 as reviewed on the Review Date;

"Senior Employee"

any person who has been employed by or provided services to a Relevant Company in a managerial, technical, marketing, research, legal, account handling, strategic, customer relations or similar capacity during the six months immediately prior to the Termination Date and with whom the Executive dealt personally;

"Settlement Agreement"

a customary settlement agreement containing a release of claims against the Company and its Affiliates, in a form to be provided by the Company, which shall exclude (i) any claims arising after the date on which such release is executed by the Executive, (ii) any claims to rights of indemnification from the Company or any of its Affiliates pursuant to the terms of this Agreement, any other agreement between the Executive and the Company and/or such Affiliate(s), the Company's or its Affiliate's bylaws or other organizational documents, or applicable law, (iii) any claims that the Executive may have in his capacity as a holder of vested equity of the Company or any of its Affiliates (including, for the avoidance of doubt, any equity that vests in connection with such termination of employment or remains eligible to vest following such termination based on the attainment of the applicable performance goals), and (iv) any claims that cannot, under applicable law, be waived;

"Supplier"	any person, firm, company or other entity which or whom at any time during the period of twelve months preceding the Termination Date was a supplier to any Relevant Company;

"Term"	the period commencing on the Commencement Date and terminating on the Termination Date;

"Termination Date"	the date on which this Agreement terminates.

1.2	References to any enactment shall be construed as references thereto as from time to time re-enacted and to any previous enactment consolidated therein and to any regulation or order made thereunder.

1.3	Words denoting the singular shall include the plural and vice versa and words denoting any gender shall include all genders.

1.4	The terms set out in a schedule to this Agreement shall be deemed to be incorporated herein except where expressly stated otherwise.

1.5	Unless otherwise stated a reference to a clause or a schedule is a reference to respectively a clause in or a schedule to this Agreement.

1.6	Clause headings are for the ease of reference only and shall not affect the construction of this Agreement.

1.7	Any phase introduced by the terms "including", "include", "in particular" or any similar expression shall be construed as illustrative and shall not limit the sense of words preceding those terms.

2.	APPOINTMENT, NOTICE AND PLACE OF WORK

2.1

The Company employs the Executive and the Executive agrees to serve the Company as its Chief Operating Officer or in such other capacity or capacities of equivalent status as shall reasonably be nominated by the Board.

2.2

Subject to the provisions for termination contained in Clause 13.1 this Agreement shall commence on the Commencement Date and shall continue until determined by not less than X weeks prior written notice given by either party to the other. For the purpose of this Clause, X shall be equal to one week’s notice for every complete year of the Executive’s continuous service with the Company or any Group Company up to a maximum of 12 weeks. The date of commencement of the Executive’s continuous service for statutory purposes is 10 October 2011.

2.3

The Company may terminate this Agreement without notice at any time including in those circumstances contained within Clause 13.1 of this Agreement. Subject always to Clause 2.4 below, in circumstances where this Agreement is terminated by the Company other than in accordance with Clause 13.1 below, the Company shall, subject to and conditional upon: (a) the rules, terms and conditions of the Frank’s International N.V. U.S. Executive Retention and Severance Plan (as amended from time to time, the “Retention Plan”); (b) the Executive executing a Settlement Agreement within 14 days of termination of his employment with the Company; and (c) the Executive’s employment terminating in circumstances where he would be entitled to receive Severance Benefits under the Retention Plan, pay to the Executive Severance Benefits subject to such deductions as are required by law or otherwise permitted under the Retention Plan, which Severance Benefits would, for the avoidance of doubt, be inclusive of any payments or other benefits to which the Executive would otherwise be entitled in connection with his employment or its termination (including any payment in lieu of any unexpired portion of his notice period). For the avoidance of doubt, the Executive is a Covered Executive under the Retention Plan, agrees to participate in the Retention Plan and to comply with its terms, conditions and restrictions and specifically acknowledges and agrees to the restrictions imposed upon him under Sections 11, 12 and 14 of this Agreement. The Company agrees to participate in the Retention Plan as a participating Employer. This Agreement shall serve as the Executive’s Participation Agreement under the Retention Plan. Capitalised terms used in this Clause 2.3 shall have the meanings given to them in the Retention Plan. If the Company decides not to exercise its rights under this Clause, the Executive's sole remedy shall be a claim in damages, which is subject to a duty to mitigate his loss. Any payment the Company may decide to make under this Clause shall be in full and final settlement of all contractual claims.

2.4

Subject to and conditional upon: (i) the rules, terms and conditions of the Frank’s International N.V. Amended and Restated U.S. Executive Change-in-control Severance Plan (as amended from time to time, the “Change in Control Plan”); and (ii) the Executive executing a Settlement Agreement within 14 days of termination of his employment with the Company; and (iii) the Executive’s employment terminating in circumstances where he would be entitled to receive severance payments under Section 3 of the Change in Control Plan (“Change in Control Severance Benefits”), the Company will pay to the Executive Change in Control Severance Benefits, subject to such deductions as are required by law or otherwise permitted under the Change in Control Plan. The Change in Control Severance Benefits would, for the avoidance of doubt, be inclusive of any payments or other benefits to which the Executive would otherwise be entitled in connection with his employment or its termination. For the avoidance of doubt, the Executive is a Covered Executive under the Change in Control Plan, agrees to participate in the Change in Control Plan and to comply with its terms, conditions and restrictions and the Company agrees to participate in the Change in Control Plan as a participating Employer. This Agreement shall serve as the Executive’s Participation Agreement under the Change in Control Plan. If the Executive becomes eligible for change in Control Severance Benefits under the Change in Control Plan, the outplacement assistance benefits described therein shall consist of outplacement assistance provided for the period beginning on the Termination Date and ending on the last day of the second calendar year following the Termination Date, or until subsequent employment is obtained, whichever occurs first, and shall not exceed US$ 15,000 in the aggregate. Such outplacement assistance shall be provided through a vendor selected by a Group Company, with any Group Company providing direct payment to such vendor. Capitalised terms used in this Clause 2.4 shall, unless defined elsewhere in this Agreement, have the meanings given to them in the Change in Control Plan.

2.5

The Executive's normal place of work shall be Dubai or such place or places (on an accompanied family basis) as the Company may from time to time determine upon giving him reasonable prior notice. In such an event the Company shall reimburse to the Executive his reasonable removal and other expenses as per the Company's relocation policy from time to time in force.

2.6

The Executive represents and warrants that he is not bound by or subject to any court order, agreement, arrangement or undertaking which in any way restricts or prohibits him from entering into this Agreement or from performing his duties under it.

3.	DUTIES

3.1

The Executive shall (subject always to the directions of the Board) carry out such duties and exercise such powers in relation to the Group as may from time to time be assigned to or vested in him by the Board having regard to his responsibilities as Chief Operating Officer and subject to such restrictions as the Board may from time to time impose.

3.2

Whilst the appointment is full time the nature of the Executive's employment including his seniority and the scope of his responsibilities is such that his working time can be determined by him in a manner consistent with his employment under this agreement. The agreed hours of work of the Executive will be such hours as may reasonably be required for the proper performance of his duties under this Agreement.

3.3	During this Agreement the Executive shall (without prejudice to the generality of Clause 3.1) in the course of his duties:

3.3.1	diligently, well and faithfully serve the Group and use his best endeavours to promote and develop its interests and those of any other Relevant Company;

3.3.2	give to the Board or such persons as it shall nominate such information regarding the affairs of the Company as shall be required;

3.3.3	at all times conform to the reasonable directions of the Board or of anyone duly authorised by it;

3.3.4	undertake such travel as may reasonably be required for the proper performance of his duties both inside and outside the United Kingdom as the Board may from time to time determine; and

3.3.5	at all times comply with all relevant rules and procedures of the Company and of any association or professional body to which the Company and/or the Executive may from time to time belong.

3.4	The Executive shall not at any time during the course of his employment, without the prior consent of the Board:

3.4.1	incur on behalf of the Company or the Group any capital expenditure in excess of such sum as may be authorised from time to time via the Company’s financial policies and procedures;

3.4.2

enter into on behalf of the Company or the Group any commitment, contract or arrangement which is otherwise than in the normal course of business or is outside the scope of his normal duties or is of an unusual or onerous or long term nature;

3.4.3	engage any person on terms which vary from those established via HR policies and procedures;

3.4.4

dismiss any employee or worker of the Company or the Group without taking HR advice and without giving proper statutory or (if longer) contractual notice or without following the appropriate procedures and in any case the Executive shall immediately report any dismissal effected by him and the reason for it to the Board; or

3.4.5

(and shall use every reasonable endeavour to procure that his spouse, infant children and other persons connected with him within the meaning of section 346 of the Companies Act 1985 shall not) deal or become or cease to be interested (within the meaning contained in Part I of Schedule 13 to the Companies Act 1985) in any securities of the Company or any company in the Group except in accordance with the Company's Code of Practice in force from time to time in relation to such transactions with which Code the Executive shall comply and copies of which are obtainable from the Company Secretary.

3.5

The Executive shall during this Agreement, unless prevented by incapacity, devote the whole of his time attention and ability to the performance of his duties under this Agreement and shall not directly or indirectly enter into or be concerned or interested in any trade or business or occupation whatsoever other than the business of the Group except with the prior written consent of the Board provided always that such consent may be given subject to any terms or conditions which the Board may require and any breach of any such terms and conditions by the Executive shall be deemed to be a breach of the terms of this Agreement;

3.6	For the avoidance of doubt nothing in Clause 3.5 shall prevent the Executive from holding less than 3% of the issued share capital of another company.

3.7	Without prejudice to the generality of Clause 3.5 above the Executive shall not during the course of his employment

3.7.1	make any preparations to compete with the Group;

3.7.2	encourage any employee or contractor to terminate their employment or services with the Group; and/or

3.7.3	encourage any client or customer or supplier of the Group to terminate or reduce the value of any contract or relationship with the Group.

3.8

The Company shall be under no obligation to vest in or assign to the Executive any powers or duties or to provide any work for the Executive and the Company may at its discretion at any time or from time to time during any period of notice given by either party to terminate this Agreement:

3.8.1	suspend the Executive from the performance of his duties;

3.8.2	exclude the Executive from any premises of the Company or any company in the Group;

3.8.3	require the Executive to work from home and/or to perform special projects;

3.8.4	require the Executive to abstain from contacting any customers, clients, suppliers, agents, contractors, or employees of the Company or any company in the Group; and/or

3.8.5	require the Executive to resign from any or all offices in the Company and any company in the Group; and/or

3.8.6

require the Executive to return to the Company all documents and other materials (including copies) belonging to any company in the Group or any of its customers except that the Executive shall be entitled for as long as he may be a statutory Director of any such company, to retain copies of documents received by him during the course of his employment in his capacity as a statutory Director of such a company.

3.9

Salary and benefits will continue to be paid to the Executive during any period of suspension, exclusion or requirement as described in Clause 3.8 and the Executive shall throughout any such period continue to be an employee of the Company and shall comply with all his obligations under this Agreement without limitation.

3.10

The Executive agrees that during any period of notice given by either party to terminate this Agreement, he will give to the Company or such person nominated by it all such assistance and co-operation in effecting a smooth and orderly handover of his duties as the Company may require.

3.11

The Executive irrevocably authorises the other directors of the Company from time to time, in his name and on his behalf, to execute all documents and do all things necessary to effect any resignation required pursuant to Clause 3.8.5 if the appropriate notices have not been delivered to the Company within seven days of the Executive being required to so resign.

4.	REMUNERATION

4.1

Subject as hereinafter provided, while based in Dubai the Company shall pay to the Executive a base salary and benefits as more particularly set out in Appendix A. The base salary and any payment under the Company’s short term annual incentive plan, will be subject to a 20% deduction for hypothetical tax. The base salary is inclusive of any fees in relation to the Executive's position as Director, and shall accrue from day to day and be payable by equal instalments in arrears at the end of every calendar month (or such other date as the Company may determine).

4.2

The Salary shall be reviewed on each Review Date and the Company may in its entire discretion vary the Salary having regard to the performance of the Executive and the profitability of the Group. Any variation of Salary would not be downwards.

4.3

Any benefits provided by the Company to the Executive or his family which are not expressly referred to in this Agreement shall be regarded as ex-gratia and at the entire discretion of the Company and shall not form part of the Executive's contract of employment.

4.4	The Executive authorises the Company to deduct from his remuneration under this Agreement any sums due from him to the Company including any overpayments, loans or advances made to him by the Company.

4.5

It is expected that the Executive’s assignment to Dubai will be for an initial period of 2 years, which can be extended by mutual agreement. Following repatriation to Aberdeen at the end of the Executive’s assignment to Dubai, the applicable employment terms and conditions will be those in force immediately prior to the Executive’s assignment to Dubai subject to such other terms and conditions as may be agreed.

5.	EXPENSES

In addition to his remuneration the Executive shall be reimbursed all reasonable expenses properly (wholly and exclusively) incurred by him in the discharge of his duties hereunder upon production of receipts or other evidence of those expenses to the Board.

6.	AIR TRAVEL AND RELOCATION COSTS

6.1

The Executive and any accompanying dependant will be entitled to business class air travel on initial assignment and repatriation. One flight per annum for each of the Executive and his dependants may be made at the Company’s cost on annual leave from Dubai to Aberdeen.

6.2

The Company will bear the cost of shipment of personal belongings on initial assignment and on repatriation. If the Executive voluntarily terminates their employment (other than a Qualifying Termination as such term is defined in the Retention Plan) within 1 year of following assignment to Dubai, the Executive will re-imburse the Company $5,000 in respect of relocation assistance provided ($2,500 if more than 1 year has passed since the commencement of the assignment).

7.	PENSION ALLOWANCE

7.1	In lieu of any contribution to the Pension Scheme, the Company will pay the Executive an amount equal to 20% of the Executive's base salary in equal monthly instalments at the same time as Salary.

7.2	A contracting-out certificate is not in force in respect of the employment.

8.	MEDICAL AND LIFE INSURANCE

8.1

The Company will, subject to the Executive (and, where relevant, his wife and children under the age of 21) being eligible for cover and/or accepted at standard rates of premium under the general provisions of the applicable plan or policy from time to time in force provide: (i) medical cover for the Executive, (and, where relevant, his wife and children under the age of 21); and (ii) life assurance cover for the Executive.

9.	SICKNESS

9.1	If the Executive is unable to work because of sickness or injury he should telephone his superior before 10:00 am on the morning in question.

9.2

If the Executive is absent from work for more than seven consecutive days he shall on the eighth day send the Company a certificate of his disability, signed by a registered medical practitioner, and shall send further certificates in respect of any continued absence. If the Company requires the Executive to obtain such a certificate during the first seven days of any absence, he must do so. If the Executive fails to comply with any of these provisions, he will not be paid for the relevant period of absence.

9.3

If the Executive is at any time required by the Company to undergo a medical examination by any doctor(s) nominated by the Company, he must do so. The Company will bear the expense of any such examination.

9.4

In the event of sickness and injury involving absence from work, the Company's Occupational Sick Pay Scheme will pay the Executive full Salary less the appropriate, according to earnings, weekly (or daily) rate of Statutory Sick Pay for a continuous or cumulative period of up to 180 days' absence in any twelve consecutive months.

9.5

On the expiry of the continuous or cumulative period of 180 days absence in any twelve month period, the Executive will receive Statutory Sick Pay in accordance with the rules for the payment of Statutory Sick pay but there is no further entitlement to Occupational Sick Pay.

10.	HOLIDAYS

10.1

The Executive shall in addition to statutory holidays be entitled to twenty-five days holiday in every calendar year and a rateable proportion for any part of such calendar year to be taken at such time or times as shall be agreed with the Board.

10.2	On the termination of this Agreement:

10.2.1	the Executive shall be entitled to remuneration in lieu of holidays accrued but not taken;

10.2.2	the Company shall be entitled to deduct from any sum owed to the Executive an amount representing holidays taken but not accrued; and

10.2.3	such remuneration or deduction referred to in Clauses 10.2.1 and 10.2.2 shall be calculated at the rate of 1/227

11.	CONFIDENTIALITY

11.1

Subject as set out in Clause 11.2 the Executive shall during the continuance of this Agreement and after the Termination Date observe strict secrecy as to the affairs and dealings of the Company and of any company in the Group and shall not at any time during the Term (except in the proper performance of his duties of employment) or after the Termination Date without the prior written consent of the Board make use of or divulge to any person and during the Term shall use his best endeavours to prevent the publication or disclosure of Confidential information which shall include:

11.1.1

any information concerning the business, accounts, finances, research projects, discount policy, pricing policy, future business strategy, marketing, tenders, price sensitive information, plans or strategies of the Company or of any company in the Group or of any client of any company in the Group;

11.1.2

any confidential report or information relating to research activities, inventions or secret processes commissioned by or on behalf of the Company or any company in the Group or of any of their respective clients in connection with the business or affairs of the Company or any company in the Group or any of their respective clients;

11.1.3	any trade secrets of the Company or any company in the Group including know-how confidential transactions, designs and engineering information and models and any other such technical information;

11.1.4

lists of or details of the clients or customers (or prospective customers) or other contractors of the Company or any company in the Group and the terms upon which they do business with the Company or any company in the Group;

11.1.5	any other information confidential to the Company or any company in the Group which has or may have come to his knowledge during this Agreement or previously or in any other manner; and

11.1.6

any information which the Executive is told or should reasonably know to be confidential and any information which has been given to the Company in the Group in confidence by third parties, including (but not limited to) contractors, agents, suppliers of the Company or any company in the Group.

11.2

The obligations contained in Clause 11.1 shall apply to any Confidential Information referred to in that Clause unless and until such information shall have come into the public domain otherwise than as a result of any direct or indirect disclosure by the Executive in breach of the terms of Clause 11.1. Nothing in this Clause 11 shall prevent the Executive from disclosing such information which he may be required to disclose by law and the Company acknowledges that the restrictions contained in this Clause are subject to the Public Interest Disclosure Act 1998.

11.3

The Executive consents to the Company (or any company in the Group) holding and processing, both electronically and manually, the data it collects in relation to the Executive in the course of his employment, as it may reasonably require for the reasonable purposes of the Company's administration and management of its business. In addition, to ensure compliance with applicable procedures, laws and regulations, the Executive also consents to the transfer, storage and processing by the Company or any company in the Group of such data outside the European Economic area and in particular to any other country in which the Company or any company in the Group has offices.

11.4

The Executive agrees that the Company and its employees and agents, may at any time and from time to time, intercept, record and/or otherwise monitor all communications, including telephone calls, e-mails, use of the internet, faxes and instant messaging and similar services effected by the Executive using the Company's equipment. The Executive acknowledges that such action is necessary for the Company's lawful business practice.

12.	INVENTIONS AND COPYRIGHT

12.1

The Executive shall subject to Section 40 Patents Act 1977 assign to the Company all his interest in improvements inventions, discoveries, processes, systems and designs, sole or joint which he or he and others may make during the continuance of this Agreement including any registered or unregistered service or trade marks devised by the Executive pertaining to the operations or business for the time being of the Company or any other member of the Group or pertaining to or resulting from or suggested by any work which he has done or may during the continuance of this Agreement do for the Company or any other member of the Group whether or not such improvements inventions processes systems or designs are capable of being protected by letters patent or other similar protection.

12.2

For the purpose of Clause 12.1 the Executive shall promptly disclose and deliver to the Company or as it may direct all information and data in his possession necessary to impart a full understanding of the said improvements inventions discoveries processes systems or designs and shall assist the Company or its nominees in every proper way without charge to but at the cost and expense of the Company in obtaining protection for the said improvements inventions discoveries processes systems or designs in any or all countries.

12.3

All such improvements inventions discoveries processes system and designs shall be and remain the property of the Company whether patented or not and the Executive shall, during or after the employment, without charge to but at the cost and expense of the Company execute and do all such acts matters documents and things as may be necessary or reasonably required to obtain patent or other protection for the said improvements inventions processes systems or designs and to vest title to them in the Company (or such company as it may direct) absolutely.

12.4

The Executive (to the extent that the same does not vest in the Company or any member of the Group by operation of law or under this Agreement) hereby assigns to the Company with full title guarantee by way of present and future assignment of copyright all the rights title and interest of the Executive in and to the copyright in all material written or devised by the Executive either alone or jointly with any other person(s) during the course of his employment and relating to the operation or business for the time being or from time to time of the Company or any member of the Group or resulting from or suggested by any work which the Executive shall do pursuant to his employment or has already done prior to the date of this Agreement pursuant to his employment and all rights of action for damages for infringement of such copyright material to hold such rights throughout the world absolutely for the entire period of copyright and any renewals and extensions to that period.

12.5

The Company shall be under no obligation to apply for or seek to obtain patent design or other protection in relation to any such improvement, invention, design, discovery process or system as aforesaid or in any way to use, exploit or seek to benefit from any such improvement, invention, process, system, design discovery and/or copyright.

12.6	The provisions of Clauses 12.1, 12.2 and 12.3 shall not exclude or limit Sections 40 and 41 Patents Act 1977.

12.7

The Executive hereby irrevocably and unconditionally waives any and all moral rights under the Copyright Designs and Patents Act 1988 or any right of a similar nature under any law in any other jurisdiction in and to any and all material in any medium whatsoever written created or devised by him whether solely or jointly and pertaining to the operation or business of the Company or any company in the Group or resulting from or suggested by anything which the Executive shall do pursuant to his employment.

12.8

The Executive hereby irrevocably appoints the Company to be his attorney in his name and on his behalf to execute any deeds and documents as aforesaid and generally to act and to use his name for the purpose of giving to the Company (or its nominee) the full benefit of the provisions of Clauses 12.1 to 12.4 and in favour of any third party a certificate in writing signed by any director or the secretary of the Company that any instrument or act falls within the authority hereby conferred shall be conclusive evidence that such is the case.

12.9	The provisions of this Clause 12 shall not be affected by reason of the termination of this Agreement for whatever reason and shall continue thereafter.

13.	TERMINATION

13.1

The Company shall be entitled to terminate this Agreement by summary notice in writing without liability for compensation or damages (save under Clause 13.1.1 where the Company shall comply with any obligation to give statutory minimum notice) if the Executive:

13.1.1

has at any time become or is unable properly to perform his duties hereunder by reason of ill health or accident either for a period or periods aggregating at least 180 working days in any period of 12 consecutive calendar months;

13.1.2

is guilty of any material or persistent breach of a material term of this Agreement other than a breach which (being capable of remedy) is remedied by him within 14 days upon his being called upon to do so in writing by the Board;

13.1.3

is guilty of any misconduct which in the reasonable opinion of the Board brings himself or the Company or any member of the Group into disrepute or seriously damages any commercial relationship which the Company or any member of the Group has with its customers;

13.1.4	commits an act of bankruptcy or compounds with his creditors generally;

13.1.5	is convicted of any criminal offence other than a minor motoring offence which does not render him unable to discharge his duties;

13.1.6	becomes of unsound mind or a patient for the purpose of any statute relating to mental health;

13.1.7	becomes prohibited by law from being a company director; and/or

13.1.8	shall resign (at his own choice) as a statutory director of the Company, not being at the request of the Company or Board.

This list is not exhaustive.

13.2

The Company reserves the right to suspend the Executive on full pay from his duties for such a period as may be reasonably necessary to investigate any allegation of any misconduct. Further examples of misconduct are set out in the Company's disciplinary policy.

13.3

The termination by the Company of this Agreement shall be without prejudice to any claim which the Company may have for damages arising from any breach thereof by the Executive giving rise to such termination.

13.4

If before the expiry or termination of this Agreement it shall be terminated by reason of the winding up of the Company or otherwise for the purpose of reconstruction or amalgamation and the Executive shall be offered employment with any company concern or undertaking resulting from such reconstruction or amalgamation on terms which are not materially less favourable to him than the terms of this Agreement then he shall have no claim against the Company in respect of the termination of this Agreement.

13.5	Upon termination of this Agreement for whatsoever reason:

13.5.1

the Executive shall deliver up to the Company all notes memoranda and other correspondence documents papers, computer discs and property belonging to or containing material relating to the Company or any other member of the Group which may have been prepared by him or have come into his possession and shall not retain any copies thereof and shall not permit the same to be used by any party; and

13.5.2

without prejudice to any rights of the Executive to compensation damages or otherwise the Executive shall forthwith upon the request of the Company resign from office as a director of the Company and from all offices held by him in any other member of the Group. If the appropriate resignations are not signed and delivered by the Executive to the Board within seven days after such request the Board may appoint any one of its members to sign the notices of resignation as attorney for and on behalf of the Executive and the Executive hereby irrevocably appoints any of the other members of the Board as his attorney for such purpose and to do all other things requisite to give effect thereto.

13.6

It shall be a condition of participation in any share option, share award, share purchase or other share based scheme from time to time operated by the Company or any other company in the Group in which the Executive participates or shall be entitled to participate that, in the event of the termination of the Executive's employment with the Company for whatever reason whether lawful or not, in circumstances which could give rise to a claim for wrongful and/or unfair dismissal (whether or not it is known at the time of dismissal that such a claim may ensue), the Executive shall not by virtue of such dismissal become entitled to any damages or any additional damages in respect of any rights or expectations of whatsoever nature he may have under any such schemes.

13.7

The Executive will be required to execute a Settlement Agreement , within 14 days of when the Executive is provided notice that his employment is terminated, in order for the Executive to continue to receive his Salary, any payments or benefits to which he may be entitled under the Retention Plan or the Change in control Plan, or any other compensation or benefits to which the Executive may be entitled pursuant to the terms of this Agreement, after the Executive is provided notice by the Company that his employment is terminated, other than Salary, compensation, or benefits accrued for service provided through the date of such notice.

14.	RESTRICTIONS

14.1

The Executive agrees, without prejudice to any other duty implied by law or equity that he will not, directly or indirectly, without the express written consent of the Board for his own account or for any other person, firm or company:

14.1.1

for a period of twelve months from the Termination Date (the "Restricted Period") carry on or be engaged or concerned or interested in any business concerning Restricted Products and/or Restricted Services in competition with any Relevant Company in any country in which such Relevant Company is conducting such business at the Termination Date; provided, that the Restricted Period shall be reduced by any period of notice prior to the Termination Date provided pursuant to Section 2.2 hereof;

14.1.2	for the Restricted Period employ in any capacity or offer employment in any capacity to or enter into or offer to enter into partnership with any Director and/or Senior Employee;

14.1.3

for the Restricted Period in competition with any Relevant Company, canvas or solicit business orders or custom for Restricted Products or Restricted Services from, or deal with any Restricted Persons;

14.1.4	for the Restricted Period solicit or entice away or endeavour to entice away from any Relevant Company any Director and/or Senior Employee;

14.1.5

for the Restricted Period entice or endeavour to entice away from any Relevant Company any Restricted Person or induce or attempt to induce any Supplier of any Relevant Company to cease to supply or to restrict or vary the terms of supply to the Relevant Company;

14.1.6

at any time following the Termination Date or, if sooner, the cessation of his directorship of a Relevant Company, represent himself or permit himself to be held out as being in anyway connected with or interested (except as a shareholder or consultant if that is the case) in the business of such company; or

14.1.7

at any time following the Termination Date publish or otherwise communicate any disparaging or derogatory statements whether in writing or otherwise concerning the Relevant Company or any of their officers or employees or consultants.

14.2

The Executive shall not induce procure or authorise any other person firm corporation or organisation to do or procure to be done anything which if done by the Executive would be a breach of any of the provisions of Clause 14.1.

14.3

The period of the restrictions set out in Clause 14.1 above shall be reduced pro rata by any period during which the Company suspends the Executive from the performance of his duties pursuant to Clause 3.8 above.

14.4

Each of the restrictions contained in Clause 14.1 shall be construed as separate restrictions and are considered reasonable by the Executive but in the event that any such restriction shall be found to be void but would be valid if some part thereof were deleted or the period or area of application reduced such restriction shall apply with such modification as may be necessary to make it valid and effective.

15.	PRIOR AGREEMENTS

15.1

This Agreement shall take effect on and from the Commencement Date as from which date all other agreements or arrangements whether written or oral express or implied between the Executive and the Company or any member of the Group relating to the services or employment of the Executive shall be deemed to have been cancelled.

16.	DISCIPLINARY AND GRIEVANCE PROCEDURE

16.1	A copy of the disciplinary and grievance rules of the Company for the time being in force can be obtained from the Human Resources Department of the Company on request.

16.2	If the Executive wishes to seek redress of any grievance relating to his employment he should apply in the first instance to the Chief Executive of the Company.

16.3	For the avoidance of doubt, to the extent permitted by law:

16.3.1	any disciplinary or grievance procedure adopted by the Company shall be of a policy nature only;

16.3.2	the Company reserves the right to changes these policies from time to time; and

16.3.3	the Company may apply these policies to the extent it sees fit at its sole discretion in the circumstances.

17.	GENERAL

17.1

Any notices required to be given under the provisions of this Agreement shall be in writing and shall be deemed to have been duly served if hand delivered or sent by facsimile by first class registered or recorded delivery post correctly addressed to the relevant party's address as specified in this Agreement or at such other address as either party may designate from time to time in accordance with this Clause.

17.2	Any notice under this Agreement shall be deemed to have been served:

17.2.1	if hand delivered, at the time of delivery;

17.2.2

if sent by facsimile, within eight hours of transmission during business hours at its destination or within 24 hours if not within business hours but subject to proof by the sender that he holds an acknowledgement from the addressee confirming receipt of the transmitted notice in readable form; and

17.2.3	if sent by post, within 48 hours of posting (exclusive of the hours of Sunday).

17.3	There are no collective agreements which affect the terms and conditions of the Executive's employment.

17.4

The construction validity and performance of this Agreement shall be governed by and construed in accordance with the laws of England. Each party irrevocably submits to the exclusive jurisdiction of the courts of England over any claim or matter arising under or in connection with the Agreement or the legal relationships established by it.

Appendix A

Compensation and benefits are provided in accordance with the Company’s International Long Term Assignment policy. If there is a conflict between the terms of this Agreement and the Long-Term Assignment policy, the terms of this Agreement will prevail. The Company retains the right to modify, amend or discontinue its policies at any time, including the Long-Term Assignment policy, without prior notice or approval.

ASSIGNMENT DETAILS
Start Date	31 March 2023
Employee	Alistair Geddes, Employee ID 20013
Home country / location	Aberdeen, Scotland
Host country / location	Dubai, UAE
Job Title and Grade	Chief Operating Officer, Executive
Dependent children	0
Compensation	Base Salary	US$529,200, per annum less 20% hypothetical tax
	Goods & Services	US$3,969, per month
	Hardship (5%)	US$2,205, per month
Allowances	Relocation	US$10,000 paid as a one-time payment at the start of the assignment and again on repatriation to Home country at the end of the assignment
	Housing/Utilities	AED 480,000 housing per annum, paid directly to selected landlord US$598.00 utilities per month, paid as an allowance
	Transportation	US$1,497.67 per month, paid as an allowance
Annual Trip Home	1x per annum

IN WITNESS whereof these presents have been duly executed as a Deed by the Executive and under hand by the Company the day and the year first above written.

EXECUTED and DELIVERED as		/s/ Alistair Geddes
a DEED by MR ALISTAIR GEDDES	)
in the presence of: /s/ Colin Mackenzie	)
Name of witness, please print COLIN MACKENZIE	)
Date 23 March 2023)

SIGNED by	)
a director duly authorised for an on behalf
of EXPRO OVERSEAS INC (DUBAI BRANCH)
in the presence of: /s/ Sally Boddington	)	/s/ John McAlister
Name of witness, please print SALLY BODDINGTON	)
Date 24 March 2023)